Great Western Bancorp, Inc. Discloses Financial Impact of Tax Cuts and Jobs Act of 2017

SIOUX FALLS, SD - January 23, 2018 - Great Western Bancorp, Inc. (NYSE:GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today the financial impact resulting from the Tax Cuts and Jobs Act of 2017. The Company revalued its deferred taxes, resulting in a non-recurring charge to provision for income taxes of approximately $13.6 million for the quarter ended December 31, 2017. The downward revaluation of the deferred taxes is estimated to reduce tangible book value per share by $0.23 or 1.3% based on common shares outstanding as of December 31, 2017 and to reduce the total risk based capital ratio by approximately 15 basis points.

Great Western Bancorp Inc. also noted that, because its fiscal year ends on September 30, the blended federal statutory tax rate for fiscal year 2018 will be 24.5%, which becomes effective for the Company’s financial results for the quarter ended December 31, 2017. The overall effective tax rate is expected to be approximately 26.0% for the 2018 fiscal year.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward Looking Statements
The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

Great Western Bancorp, Inc.

Media Contact:
Ann Nachtigal, 605.988.9217
Ann.Nachtigal@GreatWesternBank.com

Investors Contact:
David Hinderaker, 605.988.9253
David.Hinderaker@GreatWesternBank.com